Exhibit 99.1

Strategy, Performance, and Outlook Sandler O'Neill & Partners, L.P. West Coast Financial Services Conference March 10, 2004, 7:10 a.m.

History Harrington West was formed with private capital to acquire Los Padres Bank in April 1996, then $140 million in assets with 4 locations on the Central Coast of California Initial public offering completed on November 12, 2002 to fund further expansion Implemented HWFG Mission and Strategy: Become high performing as measured by ROE Diversify business lines - Mortgages, Business Lending, Consumer, Trust Provide relationship driven and personalized service Use modern financial management - OAS Loan Pricing, A/L Management, Investment Management Practice community involvement As of December 31, 2003 $974.7 million in assets 13 banking locations in three states after Ventura, CA office opens in early 2004 $85.9 million market cap at February 27, 2004

Corporate Structure 100% 100% 51%* * Resources Marketing, Inc., the holding company for the largest RE/MAX franchise in Arizona, owns 49%

Why Multiple Markets? Broad Market Knowledge Loan Diversity Local Experience Shareholder Options Central Administration

Financial Accomplishments - Revenue Financial Measure 2003 2002 Change Net Revenue 1 $29.4 million $23.7 million 24.2% Net Interest Income 2 $25.3 million $21.2 million 19.6% Banking Fee Income 3 $4.1 million $2.5 million 62.2% Core Banking Income 4 $11.6 million $9.0 million 29.5% 1 Net interest income plus banking fee income 2 Net Interest Income after provision for loan losses 3 Loan, deposit, HWM, mortgage brokerage, and other fees 4 Net Revenue minus operating expenses

Drivers of Financial Performance Mix Change SFR CRE Multi Family C+I w/ Owner Ocupied Constr./ Land Other 2002 0.5 0.27 0.17 0.01 0.04 0.01 SFR CRE Multi Family C+I w/ Owner Ocupied Constr./ Land Other 2002 0.18 0.45 0.16 0.11 0.07 0.03 Fee Income Credit Quality 1999 2000 2001 2002 2003 Nonperforming Assets 0.79 3.362 0.497 0.218 0 % to Total Assets 0.0016 0.0069 0.0007 0.0005 0 1998 1999 2000 2001 2002 2003 Fee Income 0.69 0.71 0.58 1.14 Mortgage Broker 1.1 2 Loan/Deposit 1 1.7 HWM 0.41 0.46

Earnings Per Share 1999 2000 2001 2002 2003 Fully Diluted Earnings per Share 0.6 0.65 0.94 1.16 1.36 Compounded Annualized Growth Rate from 1999-2003 = 23.09% $0 $.75 $1.50 Note: The per share information above has been adjusted for the 6 for 5 stock split in the form of a stock dividend to holders of record on February 25, 2004.

Strategic Focus for 2004 and Beyond Continue growth towards a diversified balance sheet including high spread earning commercial loans and transaction DDA type deposits. Focus on marketing of Harrington Wealth Management Company, Commercial Business Products and Consumer Products to increase revenue growth. Develop Customer Source applications to track profitable and opportunity customers and cross selling penetration. Continue implementation of Sales/Service Program. Open new banking offices -approximately 2 offices every 15 months. Implement the new business model for LPMC, integrating RE/MAX realtors in the origination process.

Why Invest in Harrington West? Track record of improving profitability with a growing franchise Attractive markets and franchises Credit quality Opportunistic strategy Shareholder focused to maximize value CEO beneficially owns 12.8% and Directors and Officers own 24.0% Risk Management processes are emphasized Attractive valuation (NASDAQ Symbol: HWFG)